Exhibit 99.1

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2009:

(1)	on a historical basis; and

(2)	on an as adjusted basis, calculated as of the date of this offering circular, after giving effect to this offering and the application of net proceeds therefrom as described in “Use of Proceeds.”

You should read this table in conjunction with “Risk Factors,” “Offering Circular Summary—Summary Historical Financial Data” and “Use of Proceeds” included elsewhere in this offering circular, as well as the historical consolidated financial statements and related notes incorporated by reference into this offering circular. See the section entitled “Where You Can Find Additional Information and Incorporation by Reference” located at the beginning of this offering circular for more information.

Verso Paper Holdings LLC and Subsidiaries:

	As of September 30, 2009
	Historical	As Adjusted
		(unaudited)
	(Dollars in thousands)
Cash and cash equivalents(1)	$87,726	$114,226

Long-term debt:
First Priority Revolving Credit Facility(1)	$45,000	$45,000
Senior Secured Notes offered hereby(2)	—	27,500
Existing Senior Secured Notes—Fixed	300,040	300,040
Second Priority Senior Secured Notes—Fixed	337,080	337,080
Second Priority Senior Secured Notes—Floating(3)	188,216	188,216
Senior Subordinated Notes	300,000	300,000

Total long-term debt	1,170,336	1,197,836
Members’ equity:
Paid-in-capital	316,655	316,655
Retained deficit	(119,493)	(119,493)
Accumulated other comprehensive loss	(18,232)	(18,232)

Total Member’s Equity	178,930	178,930

Total capitalization	$1,349,266	$1,376,766

(1)	As of September 30, 2009, we had $45.0 million of borrowings outstanding under our $200 million revolving credit facility. Our availability under our revolving credit facility has been reduced by $15.8 million as a result of the bankruptcy filing of Lehman Commercial Paper, Inc. (“Lehman”). As a result of Lehman’s inability to fulfill its obligation under the revolving credit facility, we do not expect that Lehman will fund its pro rata share of any future borrowing requests. In addition, $32.6 million of the revolving credit facility was considered utilized as of September 30, 2009 in connection with issued letters of credit. As of January 11, 2010, no amounts were outstanding under our revolving credit facility and $152.1 million was available for future borrowings.
(2)	Consists of $25.0 million aggregate principal amount of senior secured notes. It is anticipated that the notes will be sold at a premium to par and thus the gross proceeds will exceed the principal amount of the notes.
(3)	We have repurchased $8.0 million aggregate principal amount of our second priority senior secured floating rate notes since September 30, 2009. As of January 11, 2010, $180.2 million aggregate principal amount of such notes is outstanding.

In this exhibit all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “intend,” and similar expressions. Forward-looking statements are based on currently available business, economic, financial and other information and reflect management’s current beliefs, expectations and views with respect to future developments and their potential effects on the Registrants. Actual results could vary materially depending on risks and uncertainties that may affect the Registrants and their business. For a discussion of such risks and uncertainties, please refer to the Registrants’ filings with the Securities and Exchange Commission. The Registrants assume no obligation to update any forward-looking statement made in this exhibit to reflect subsequent events or circumstances or actual outcomes.